Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

September 10, 2024

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (File No. 333-262557) (the “Registration Statement”) filed by the Bank with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to, among other things, the issuance by the Bank of US$1,000,000,000 aggregate principal amount of 5.146% Non-Viability Contingent Capital Subordinated Notes due 2034 (the “Notes”). The Notes will be convertible into common shares, with no par value, of the Bank in certain circumstances.

We have examined the Registration Statement and the Bank’s prospectus dated March 4, 2022 (the “Base Prospectus”), as supplemented by the Bank’s prospectus supplement dated September 3, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). In addition, we have examined, and have relied as to matters of fact upon, originals,

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The Toronto-Dominion Bank	2	September 10, 2024

or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Prospectus.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Base Prospectus under the caption “Tax Consequences—United States Taxation”, as supplemented by the statements made under the caption “Tax Considerations—United States Taxation”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We note that, because the determination of the Bank’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Bank’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

The Toronto-Dominion Bank	3	September 10, 2024

We hereby consent to the filing of this opinion letter as an exhibit to a Report on Form 6-K of the Bank filed with the Commission, to the incorporation by reference of this opinion into the Registration Statement, and to the use of our name under the captions “Tax Consequences—United States Taxation” and “Legal Matters” in the Base Prospectus and the caption “Tax Considerations—United States Taxation” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP